EXHIBIT 10.6(b)
AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”) and Edward J. Borkowski (the “Executive”), is made as of April 3, 2006.
          WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of July 1, 2004 (the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend and extend the Agreement, effective as of April 1, 2006, as set forth below;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 2 of the Agreement is hereby deleted and replaced in its entirety to read as follows:
“Effective Date; Termination of Employment. This Agreement shall commence and be effective as of the date hereof and shall remain in effect, unless earlier terminated or extended or renewed, as provided in Section 8 of this Agreement, through June 30, 2008.”
2.	Section 9(c) of the Agreement is hereby deleted and replaced in its entirety by the following:
“Termination without Cause. If Mylan discharges Executive without Cause, Mylan will pay Executive, within 30 days of his separation from the Company, a lump sum equal to one and one-half (1.5) times the sum of his then current Base Salary plus Prior Bonus. Mylan shall also pay the cost of continuing Executive’s health insurance benefits for the 18 months following such termination without Cause; provided, however, that in the case of health insurance continuation, Mylan’s obligation to provide health insurance benefits shall end at the time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.”
3.	The following proviso is hereby added to the end of the final sentence of Section 9(d) of the Agreement:
“provided, however, that such consideration, compensation, and benefits shall be reduced by any benefits that the Executive or the Executive’s estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company.”

4.	The following is hereby added as Section 9(h) of the Agreement:
“Section 409A. Notwithstanding anything to the contrary in this Agreement, the payment of consideration, compensation, and benefits pursuant to this Section 8 shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code.”
5.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

7.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

By:	/s/ Robert J. Coury

Name: Robert J. Coury
Title: Vice Chairman and CEO

EXECUTIVE

/s/ Edward J. Borkowski

Edward J. Borkowski

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